Exhibit 99.1

Kohl's Names Elliott Rodgers Chief Operating Officer

MENOMONEE FALLS, Wis., - (BUSINESS WIRE) - June 15, 2026 - Kohl's (NYSE: KSS) today announced that Elliott Rodgers has been named Kohl's Chief Operating Officer, reporting to CEO Michael J. Bender. In this role, Rodgers, who brings more than 20 years of strong cross-functional leadership experience, will be responsible for Kohl's enterprise operations, including its nearly 1,200 stores, Global Supply Chain and Distribution Centers, Procurement, and Loss Prevention. He will assume the role on September 9, 2026.

"We are thrilled to welcome Elliott to our senior leadership team as we continue our transformational efforts to drive the business forward," said Bender. "With more than 20 years of leadership experience in retail and large-scale operational roles, he has helped brands navigate through change, embrace innovation, and drive results through operational execution. Importantly, as he fills the role which oversees the largest portion of our associate population, Elliott thrives at bringing people together to create an inspiring work environment and a winning-team mindset. I'm excited for Elliot to take on this important role during a time of exciting change and opportunity."

"I'm honored to join Kohl's and be a part of the company's strategic path forward," said Rodgers. "I'm energized by Kohl's commitment to serving its customers now and for years to come, and I look forward to contributing to the work the teams already have underway – creating a compelling customer experience and paving a path for the future."

Rodgers has more than 20 years of leadership experience across supply chain, technology, strategy, finance, and HR disciplines at retail, technology, and financial service companies. Most recently, Rodgers was Chief Operations Officer at Foot Locker, Inc., where he led technology, supply chain, procurement, customer care, operations strategy, and enterprise transformation. Before that, he was Chief People Officer at project44. From 2013 - 2021, Rodgers held progressive leadership roles at Ulta Beauty, including Chief Supply Chain Officer and Chief Information Officer. Earlier in his career, Rodgers spent six years at Target in distribution and omnichannel operations and three years as a Vice President at Citigroup.

Rodgers was a Captain in the U.S Army, holds a Bachelor of Science from the United States Military Academy at West Point, and an MBA from Harvard Business School.

About Kohl’s
Kohl’s (NYSE: KSS) is a leading omnichannel retailer built on a foundation that combines great brands, incredible value and convenience for our customers. Kohl’s is uniquely positioned to deliver against its long-term strategy and its purpose to take care of families’ realest moments. Kohl's serves millions of families in its more than 1,100 stores in 49 states, online at Kohls.com, and through the Kohl's App. With a large national footprint, Kohl’s is committed to making a positive impact in the communities it serves. For a list of store locations or to shop online, visit Kohls.com. For more information about Kohl’s impact in the community or how to join our winning team, visit Corporate.Kohls.com.

Media Contact: Jen Johnson, (262) 703-5241, jen.johnson@kohls.com